UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2026

SBIG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 340

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

SpringBig Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Subject to and contingent on the effectiveness of the Certificate of Designation (defined below), on September 14, 2026, the Board of Directors (the “Board”) of SBIG Holdings, Inc. (formerly SpringBig Holdings, Inc.) (the “Company”) approved (i) an inducement grant of 3,750,000 shares of Series A Preferred Stock (as defined below) of the Company to Andrew Glashow, the Company’s Chief Executive Officer and a Class I director, contingent upon the effectiveness of the Certificate of Designation (as defined below), and (ii) payment of cash compensation of $10,000 per month to Mr. Glashow.

Subject to and contingent on the effectiveness of the Certificate of Designation, the Board also approved compensation for non-employee directors of the Company, which may be delayed and/or accrued in the discretion of any non-employee director, of a one-time inducement grant of 250,000 shares of Series A Preferred Stock (contingent on the effectiveness of the Certificate of Designation) and payment of cash compensation of $5,000 per month.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Amendment

On September 16, 2026, the Company filed a Certificate of Amendment (the “Name Change Amendment”) to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware to change the name of the Company from “SpringBig Holdings, Inc.” to “SBIG Holdings, Inc.” The Name Change Amendment became effective immediately upon filing with the Delaware Secretary of State.

Bylaws Amendment

On September 14, 2026, the Board approved an amendment (the “Bylaws Amendment”) to the Company’s Bylaws (the “Bylaws”). The Bylaws Amendment (i) replaces all references in the Company’s Bylaws to “SpringBig Holdings, Inc.” with “SBIG Holdings, Inc.” to reflect the Company’s name change, and (ii) decreases the quorum requirement for meetings of stockholders from a majority to one-third (1/3) of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting.

Certificate of Designation of Series A Preferred Stock

On September 16, 2026, the Company filed a Certificate of Designations of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware to establish the terms of its Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock is 5,000,000. The terms of the Series A Preferred Stock are as follows:

Ranking. The Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, pari passu to all classes or series of the Company’s stock.

Dividends. The Series A Preferred Stock is entitled to ratably receive dividends with the common stock of the Company, par value $0.0001 per share (the “Common Stock”) if, as and when declared from time to time by the Board after payment of any dividends required to be paid on outstanding preferred stock.

Liquidation Preference. Upon dissolution, liquidation or winding-up, the assets legally available for distribution to the Company’s stockholders will be distributable ratably among the holders of Common Stock and Series A Preferred Stock, subject to appropriate provision for outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Voting Rights. On all matters to be voted on by the stockholders of the Company, holders of Series A Preferred Stock are entitled to 25 votes per share of Series A Preferred Stock and will vote together with the Common Stock as a single class.

Automatic Conversion. Each share of Series A Preferred Stock will be converted automatically and without further action by the holder into one share of Common Stock at the occurrence of either (i) a sale or transfer of such share of Series A Preferred Stock by the holder, or (ii) in the event that the holder ceases to serve as a director, or be engaged as an employee, of the Company.

Adjustment. If the Company effects a stock dividend, a stock split, or a reverse split of the Series A Preferred Stock, the dividend, conversion, liquidation and redemption rights will be proportionately adjusted.

Reissuance of Preferred Stock. In the event any shares of Series A Preferred Stock are redeemed or otherwise acquired by the Company, such shares will be cancelled and will return to the status of authorized and unissued preferred stock of the Company of no designated class.

The foregoing descriptions of the Name Change Amendment, Bylaws Amendment, and Certificate of Designation do not purport to be complete and are qualified in their entirety by reference to the full text of the Name Change Amendment, the Bylaws Amendment, and the Certificate of Designation, respectively, copies of which are filed as Exhibits 3.1, 3.2 and 3.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation of the Company
3.2	Amendment to Bylaws of the Company
3.3	Certificate of Designation of Series A Preferred Stock of the Company
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBIG HOLDINGS, INC.

September 17, 2026	By:	/s/ Andrew Glashow
		Name:	Andrew Glashow
		Title:	Chief Executive Officer

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